                                                                  EXHIBIT (8)(a)

                              CUSTODIAN AGREEMENT

                 THIS AGREEMENT is made as of June 1, 1989 by and between MUNICIPAL FUND FOR TEMPORARY INVESTMENT, a Pennsylvania common law trust (the "Company"), and PROVIDENT NATIONAL BANK, a national banking association ("Provident").

                             W I T N E S S E T H :

                 WHEREAS, the Company is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                 WHEREAS, the Company currently offers shares representing interests in five separate investment portfolios, known as MuniFund, MuniCash, Short Municipal Fund, Intermediate Municipal Fund, and Long Municipal Fund (each a "Fund"); and

                 WHEREAS, Provident has served as the Company's Custodian pursuant to an Amended and Restated Custodian and Services Agreement dated November 24, 1982, as amended on April 13, 1983, January 12, 1984, November 1, 1984, May 9, 1986 and October 26, 1987; and

                 WHEREAS, the Company desires to continue to retain Provident to serve as the Company's custodian and Provident is willing to continue to serve as the Company's custodian;

                 NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
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                 1.       Appointment.  The Company hereby appoints Provident
to act as custodian of the portfolio securities, cash and other property belonging to each Portfolio of the Company for the period and on the terms set forth in this Agreement. Provident accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 21 of this Agreement. Provident agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. The Company has and may from time to time continue to issue additional Funds or classes of such Funds or classify and reclassify shares of a current or future Fund or class. Provident shall identify to each such Fund or class property belonging to such Fund or class in such reports, confirmations and notices to the Company called for under this Agreement. In the event that the Company establishes such additional Funds or classes, the Company shall notify Provident in writing. If Provident is willing to render such services, it shall notify the Company in writing, whereupon such Funds or classes shall become Funds or classes hereunder, and the compensation payable by such new Fund or class to Provident will be agreed in writing at the time, pursuant to Paragraph 21 hereof.

                 2. Delivery of Documents. The Company has furnished Provident with copies properly certified or authenticated of each of the following:





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                          (a)     Resolutions of the Company's Board of
Trustees authorizing the appointment of Provident as custodian of the portfolio securities, cash and other property belonging to the Company and approving this Agreement;

                          (b)     Appendix A identifying and containing the
signatures of the Company's President and Treasurer and/or other persons authorized to issue Oral Instructions and to sign Written Instructions, as hereinafter defined, on behalf of the Company;

                          (c)     The Company's Declaration of Trust dated
March 30, 1981 (such Declaration of Trust, as presently in effect and as it shall from time to time be amended, is herein called the "Declaration");

                          (d)     The Company's Code of Regulations and all
amendments thereto (such Code of Regulations, as presently in effect and as it shall from time to time be amended, is herein called the "Code");

                          (e)     The Advisory Agreement between Provident
Institutional Management Corporation (the "Advisor") and the Company dated as of March 11, 1987 with any addenda (such Advisory Agreement as presently in effect and with any existing or future addenda is herein called the "Advisory Agreement");

                          (f)     The Sub-Advisory Agreement between Provident
National Bank and the Advisor dated as of March 11, 1987 with any addenda (such Sub-Advisory Agreement as presently in effect and with any existing and future addenda is herein called the "Sub-Advisory Agreement");





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                          (g)     The Distribution Agreement between the
Company and Shearson Lehman Hutton Inc. ("Shearson") (the "Distribution Agreement");

                          (h)     The Transfer Agency Agreement between
Provident Financial Processing Corporation (the "Transfer Agent") and the Company dated as of June 1, 1989 (the "Transfer Agency Agreement");

                          (i)     The Administration Agreement between The
Boston Company Advisors, Inc. (the "Administrator") and the Company (such Administration Agreement as presently in effect and with any existing or future addenda is herein called the "Administration Agreement");

                          (j)     The Company's most recent Post-Effective
Amendments to its Registration Statements on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (File Numbers 2-64358, 2-77274 and 2-87284) and under the 1940 Act as filed with the SEC, relating to the Company's units of beneficial interest, no par value ("Shares"), and all Amendments thereto as well as such prior Registration Statements or Amendments as Provident may request; and

                          (k)     The Company's most recent prospectuses
(prospectus herein is deemed to include the Statement of Additional Information) relating to Shares (such prospectuses, as presently in effect and all amendments and supplements thereto are herein called the "Prospectus").





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                 The Company will furnish Provident from time to time with
copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

                 3.       Definitions.

                          (a)     "Authorized Person".  As used in this
Agreement, the term "Authorized Person" means the President and Treasurer of the Company and any other person, whether or not any such person is an officer or employee of the Company, duly authorized by the Board of Trustees of the Company to give Oral and Written Instructions on behalf of the Company and listed on the Certificate annexed hereto as Appendix A or any amendment thereto as may be received by Provident from time to time.

                          (b)     "Book-Entry System".  As used in this
Agreement, the term "Book-Entry System" means the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees and any book-entry system maintained by a clearing agency registered with the SEC under Section 17A of the Securities Exchange Act of 1934 (the "1934 Act").

                          (c)     "Oral Instructions".  As used in this
Agreement, the term "Oral Instructions" means oral instructions actually received by Provident from an Authorized Person or from a person reasonably believed by Provident to be an Authorized Person. The Company agrees to deliver to Provident, at the time and in the manner specified in Paragraph 8(b) of this Agreement, Written Instructions confirming Oral Instructions.





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                          (d)     "Property".  The term "Property," as used in
this Agreement, means:

                                  (i)      any and all securities and other
         property which the Company may from time to time deposit, or cause to be deposited, with Provident or which Provident may from time to time hold for the Company;

                                  (ii)  all income in respect of any of such
         securities or other property including securities and Property deposited on behalf of the Company with the Book-Entry System;

                                  (iii)  all proceeds of the sale of any of
         such securities or other property; and

                                  (iv)  all proceeds of the sale of securities
         issued by the Company, which are received by Provident from time to time from or on behalf of the Company.

                          (e)     "Written Instructions".  As used in this
Agreement, the term "Written Instructions" means written instructions delivered by hand, mail, tested telegram, cable, telex or facsimile sending device, and received by Provident and signed by an Authorized Person.

                 4. Delivery and Registration of the Property. The Company will deliver or cause to be delivered to Provident all securities and all moneys owned by it, including cash received for the issuance of its Shares, at any time during the period of this Agreement. Provident will not be responsible for such securities and such moneys until actually received by it. All





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securities delivered to Provident (other than in bearer form) shall be registered in the name of the Company or in the name of a nominee of the Company or in the name of Provident or in the name of any nominee of Provident (with or without indication of fiduciary status), or in the name of any sub-custodian or any nominee of any such sub-custodian appointed pursuant to Paragraph 6 hereof or shall be properly endorsed and in form for transfer satisfactory to Provident.

                 5.       Receipt and Disbursement of Money.

                          (a)     Provident shall open and maintain a separate
custodial account or accounts in the name of the Company, subject only to draft or order by Provident acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof, all cash received by it from or for the account of the Company. Provident shall make payments of cash to, or for the account of, the Company from such cash only (i) for the purchase of securities for the Company's portfolio as provided in Paragraph 13 hereof; (ii) upon receipt of Written Instructions, for the payment of interest, dividends, taxes, administration, accounting, distribution, advisory or management fees or expenses which are to be borne by the Company under the terms of this Agreement, the Advisory Agreement, the Administration Agreement, the Transfer Agency Agreement and the Distribution Agreement, as well as fees borne by the Company under its agreements with institutional investors with respect to the provision of support services to their customers who





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beneficially own from time to time Shares of a Fund which has entered into such agreements; (iii) upon receipt of Written Instructions, for payments in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Company and held by or to be delivered to Provident; (iv) to a sub-custodian pursuant to Paragraph 6 hereof; (v) for the redemption of Company Shares; (vi) for payment of the amount of dividends received in respect of securities sold short; (vii) for payment against receipt of securities loaned pursuant to a specified agreement for loaning the Company's securities; or (viii) upon receipt of Written Instructions, for other proper Company purposes. No payment pursuant to (i) above shall be made unless Provident has received a copy of the broker's or dealer's confirmation or the payee's invoice, as appropriate.

                          (b)     Provident is hereby authorized to endorse and
collect all checks, drafts and other negotiable instruments or other orders for the payment of money received as custodian for the account of the Company.

                 6.       Receipt of Securities.

                          (a)     Except as provided by Paragraph 7 hereof,
Provident shall hold and physically segregate in a separate account, identifiable at all times from those of any other persons, firms, or corporations, all securities and non-cash property received by it for the account of the Company. All such securities and non-cash property are to be held or disposed of by Provident for the Company pursuant to the terms of this





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Agreement.  In the absence of Written Instructions accompanied by a certified resolution of the Company's Board of Trustees authorizing the transaction, Provident shall have no power or authority to withdraw, deliver, assign, hypothecate, pledge or otherwise dispose of any such securities and investments except in accordance with the express terms provided for in this Agreement. In no case may any Trustee, officer, employee or agent of the Company withdraw any securities. In connection with its duties under this Paragraph 6, Provident may, at its own expense, enter into sub-custodian agreements with other banks or trust companies for the receipt of certain securities and cash to be held by Provident for the account of the Company pursuant to this Agreement; provided that each such bank or trust company has an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than one million dollars ($1,000,000) for a Provident subsidiary or affiliate, or of not less than twenty million dollars ($20,000,000) if such bank or trust company is not a Provident subsidiary or affiliate and that in either case such bank or trust company agrees with Provident to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. Provident shall remain responsible for the performance of all of its duties under this Agreement and shall hold the Company harmless from the acts and omissions, under the standards of care provided for herein, of any bank or trust company that it might choose pursuant to this Paragraph 6.





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                          (b)     Where securities are transferred to an
account of the Company established pursuant to Paragraph 7 hereof, Provident shall also by book-entry or otherwise identify as belonging to the Company the quantity of securities in a fungible bulk of securities registered in the name of Provident (or its nominee) or shown in Provident's account on the books of the Book-Entry System. At least monthly and from time to time, Provident shall furnish the Company with a detailed statement of the Property held for the Company under this Agreement.

                 7. Use of Book-Entry System. The Company shall deliver to Provident certified resolutions of the Board of Trustees of the Company approving, authorizing and instructing Provident on a continuous and ongoing basis until instructed to the contrary by Oral or Written Instructions actually received by Provident (a) to deposit in a Book-Entry System all securities belonging to the Company eligible for deposit therein and (b) to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Company, and deliveries and returns of securities loaned, subject to repurchase or reverse repurchase agreements or used as collateral in connection with borrowings. Without limiting the generality of such use, it is agreed that the following provisions shall apply thereto:

                          (a)     Securities and any cash of the Company
deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by Provident in





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other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. Provident and its sub-custodian, if any, will pay out money only upon receipt of securities and will deliver securities only upon the receipt of money.

                          (b)     All books and records maintained by Provident
which relate to the Company's participation in the Book-Entry System will at all times during Provident's regular business hours be open to the inspection of the Company's duly authorized employees or agents, and the Company will be furnished with all information in respect of the services rendered to it as it may require.

                          (c)     Provident will provide the Company with
copies of any report obtained by Provident on the system of internal accounting control of the Book-Entry System promptly after receipt of such a report by Provident. Provident will also provide the Company with such reports on its own system of internal control as the Company may reasonably request from time to time.

                 8.       Instructions Consistent with Declaration, etc.

                          (a)     Unless otherwise provided in this Agreement,
Provident shall act only upon Oral and Written Instructions. Although Provident may know of the provisions of the Declaration and Code of the Company, Provident may assume that any Oral or Written Instructions received hereunder are not in any way inconsistent with any provisions of such Declaration or Code or





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any vote, resolution or proceeding of the Shareholders, or of the Board of
Trustees, or of any committee thereof.

                          (b)     Provident shall be entitled to rely upon any
Oral Instructions and any Written Instructions actually received by Provident pursuant to this Agreement. The Company agrees to forward to Provident Written Instructions confirming Oral Instructions in such manner that the Written Instructions are received by Provident by the close of business of the same day that such Oral Instructions are given to Provident. The Company agrees that the fact that such confirming Written Instructions are not received by Provident shall in no way affect the validity of the transactions or enforceability of the transactions authorized by the Company by giving Oral Instructions. The Company agrees that Provident shall incur no liability to the Company in acting upon Oral Instructions given to Provident hereunder concerning such transactions provided Provident reasonably believes such instructions have been received from an Authorized Person.

                 9. Transactions Not Requiring Instructions. In the absence of contrary Written Instructions, Provident is authorized to take the following actions:

                          (a)     Collection of Income and Other Payments.
Provident shall:

                                  (i)      collect and receive for the account
         of the Company, all income and other payments and distributions, including (without limitation) stock





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         dividends, rights, bond coupons, option premiums and similar items, included or to be included in the Property, and promptly advise the Company of such receipt and shall credit such income, as collected, to the Company's custodian account;

                                  (ii)  endorse and deposit for collection, in
         the name of the Company, checks, drafts, and other negotiable instruments or other orders for the payment of money on the same day as received;

                                  (iii)  receive and hold for the account of
         the Company all securities received as a distribution on the Company's portfolio securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any portfolio securities belonging to the Company held by Provident hereunder;

                                  (iv)  present for payment and collect the
         amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

                                  (v)      take any action which may be
         necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments as described in Paragraph 24 of this Agreement.





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                          (b)     Miscellaneous Transactions.  Provident is
authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                                  (i)  for examination by a broker selling for
         the account of the Company in accordance with street delivery custom;

                                  (ii)  for the exchange of interim receipts or
         temporary securities for definitive securities; and

                                  (iii)  for transfer of securities into the
         name of the Company or Provident or nominee of either, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to Provident.

                 10. Transactions Requiring Instructions. Upon receipt of Oral or Written Instructions and not otherwise, Provident, directly or through the use of the Book-Entry System, shall:

                          (a) execute and deliver to such persons as may be designated in such Oral or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Company as owner of any securities may be exercised;





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                          (b)     deliver any securities held for the Company
         against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

                          (c) deliver any securities held for the Company to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

                          (d) make such transfers or exchanges of the assets of the Company and take such other steps as shall be stated in said Oral or Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Company;

                          (e) release securities belonging to the Company to any bank or trust company for the purpose of pledge or hypothecation to secure any loan incurred by the Company; provided, however, that securities shall be released only upon payment to Provident of the monies borrowed, except that in cases where additional collateral is required to





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         secure a borrowing already made, subject to proper prior
         authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

                          (f) release and deliver securities owned by the Company in connection with any reverse repurchase agreement entered into on behalf of the Company, but only on receipt of payment therefor; and pay out moneys of the Company in connection with such reverse repurchase agreements, but only upon the delivery of the securities;

                          (g) pay out moneys of the Company in connection with any repurchase agreement entered into on behalf of the Company, but only upon the delivery of the subject securities; and release and deliver such securities in connection with such repurchase agreements, but only on receipt of payment therefor; and

                          (h) otherwise transfer, exchange or deliver securities in accordance with Oral or Written Instructions.

                 11. Segregated Accounts. Provident shall upon receipt of Written or Oral Instructions establish and maintain a segregated account or accounts on its records for and on behalf of the Company, into which account or accounts may be transferred cash and/or securities, including securities in the Book-Entry System (i) for the purposes of compliance by the Company with the procedures required by a securities or option exchange, providing





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such procedures comply with the 1940 Act and Release No. 10666 or any subsequent release or releases of the SEC relating to the maintenance of segregated accounts by registered investment companies, and (ii) for other proper corporate purposes, but only, in the case of clause (ii), upon receipt of Written Instructions.

                 12. Dividends and Distributions. The Company shall furnish Provident with appropriate evidence of action by the Company's Board of Trustees declaring and authorizing the payment of any dividends and distributions. Upon receipt by Provident of Written Instructions with respect to dividends and distributions declared by the Company's Board of Trustees and payable to Shareholders who have elected in the proper manner to receive their distributions or dividends in cash, and in conformance with procedures mutually agreed upon by Provident, the Company, and the Company's Transfer Agent, Provident shall pay to the Company's Transfer Agent, as agent for the Shareholders, an amount equal to the amount indicated in said Written Instructions as payable by the Company to such Shareholders for distribution in cash by the Transfer Agent to such Shareholders. In lieu of paying the Company's Transfer Agent cash dividends and distributions, Provident may arrange for the direct payment of cash dividends and distributions to Shareholders by Provident in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Company, Provident and the Company's Transfer Agent.





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                 13.      Purchases of Securities.  Promptly after each
decision to purchase securities by the Advisor, the Company, through the Advisor, shall deliver to Provident Oral Instructions specifying with respect to each such purchase: (a) the name of the issuer and the title of the securities, (b) the number of shares or the principal amount purchased and accrued interest, if any, (c) the date of purchase and settlement, (d) the purchase price per unit, (e) the total amount payable upon such purchase and
(f) the name of the person from whom or the broker through whom the purchase was made. Provident shall upon receipt of securities purchased by or for the Company pay out of the moneys held for the account of the Company the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions.

                 14. Sales of Securities. Promptly after each decision to sell securities by the Advisor or exercise of an option written by the Company, the Company, through the Advisor, shall deliver to Provident Oral Instructions, specifying with respect to each such sale: (a) the name of the issuer and the title of the security, (b) the number of shares or principal amount sold, and accrued interest, if any, (c) the date of sale, (d) the sale price per unit,
(e) the total amount payable to the Company upon such sale, and (f) the name of the broker through whom or the person to whom the sale was made. Provident shall deliver the securities upon receipt of the total amount payable to the





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
Company upon such sale, provided that the same conforms to the total amount payable as set forth in such Oral Instructions. Subject to the foregoing, Provident may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

                 15. Records. The books and records pertaining to the Company which are in the possession of Provident shall be the property of the Company. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws and regulations. The Company, or the Company's authorized representatives, shall have access to such books and records at all times during Provident's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by Provident to the Company or the Company's authorized representative at the Company's expense.

                 16.      Reports.

                          (a) Provident shall furnish the Company the following reports:

                                  (1) such periodic and special reports as the Company may reasonably request;

                                  (2)      a monthly statement summarizing all
                 transactions and entries for the account of the Company, listing the portfolio securities belonging to the Company with the adjusted average cost of each issue and the market value at the end of such month, and stating the cash account of the Company including disbursements;

                                  (3)      the reports to be furnished to the
                 Company pursuant to Rule 17f-4; and

                                  (4)      such other information as may be
                 agreed upon from time to time between the Company and Provident.

                          (b)     Provident shall transmit promptly to the
Company any proxy statement, proxy materials, notice of a call or conversion or similar communications received by it as Custodian of the Property.

                 17. Cooperation with Accountants. Provident shall cooperate with the Company's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required from time to time by the Company.

                 18. Confidentiality. Provident agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Company and its prior, present, or potential Shareholders, except, after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where Provident may be exposed to civil or criminal contempt proceedings for





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
failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

                 19.      Right to Receive Advice.

                          (a)     Advice of Company.  If Provident shall be in
doubt as to any action to be taken or omitted by it, it may request, and shall receive, from the Company directions or advice, including Oral or Written Instructions where appropriate.

                          (b)     Advice of Counsel.  If Provident shall be in
doubt as to any question of law involved in any action to be taken or omitted by Provident, it may request advice at its own cost from counsel of its own choosing (who may be counsel for the Advisor, the Company or Provident, at the option of Provident).

                          (c)     Conflicting Advice.  In case of conflict
between directions, advice or Oral or Written Instructions received by Provident pursuant to subparagraph (a) of this paragraph and advice received by Provident pursuant to subparagraph (b) of this paragraph, Provident shall be entitled to rely on and follow the advice received pursuant to the latter provision alone.

                          (d)     Protection of Provident.  Provident shall be
protected in any action or inaction which it takes in reliance on any directions, advice or Oral or Written Instructions received pursuant to subparagraphs (a) or (b) of this paragraph which Provident, after receipt of any such directions, advice or Oral or Written Instructions, in good faith believes to be consistent with such directions, advice or Oral or Written Instructions, as the case may be. However, nothing in this paragraph shall be construed as imposing upon Provident any obligation (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions when received, unless, under the terms of another provision of this Agreement, the same is a condition to Provident's properly taking or omitting to take such action. Nothing in this subsection shall excuse Provident when an action or omission on the part of Provident constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by Provident of any duties or obligations under this Agreement.

                 20. Compliance with Governmental Rules and Regulations. The Company assumes full responsibility for ensuring that the Company complies with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction except insofar as Provident has assumed a specific responsibility for compliance hereunder.

                 21. Compensation. As compensation for the services rendered by Provident during the term of this Agreement, the Company will pay to Provident monthly fees that shall be agreed upon from time to time in writing by Provident and the Company.

                 22. Indemnification. The Company, as sole owner of the Property, agrees to indemnify and hold harmless Provident and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act, the 1940 Act, and any state and foreign securities and blue sky laws, all as or to be amended from time to time) and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly (a) from the fact that securities included in the Property are registered in the name of any such nominee or (b) without limiting the generality of the foregoing clause (a) from any action or thing which Provident takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Company or (ii) upon Oral or Written Instructions, provided, that neither Provident nor any of its nominees shall be indemnified against any liability to the Company or to its Shareholders (or any expenses incident to such liability) arising out of Provident's or such nominee's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or responsibilities specifically described in this Agreement. In the event of any advance of cash for any purpose made by Provident resulting from Oral or Written Instructions of the Company, or in the event that Provident or its nominee shall incur or be assessed any taxes, charges, expenses, assessments, claims or liabilities in connection with the performance of this Agreement, except such as may arise from its or its nominee's own negligent action, negligent failure to act or willful misconduct, any Property at any time held for the account of the Company shall be security therefor.

                 23. Responsibility of Provident. Provident shall be under no duty to take any action on behalf of the Company except as specifically set forth herein or as may be specifically agreed to by Provident in writing. In the performance of its duties hereunder, Provident shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits to insure the accuracy and completeness of all services performed under this Agreement. Provident shall be responsible for its own negligent failure to perform its duties under this Agreement, but to the extent that duties, obligations and responsibilities are not specifically set forth in this Agreement, Provident shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of Provident or reckless disregard of such duties, obligations and responsibilities. Without limiting the generality of the foregoing or of any other provision of this Agreement, Provident in connection with its duties under this Agreement shall not be under any duty or obligation to inquire into and shall not be liable for or in respect of (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, if any, and which Provident reasonably believes to be genuine;
(b) the validity or invalidity of the issuance of any securities included or to be included in the Property, the legality or illegality of the purchase of such securities, or the propriety or impropriety of the amount paid therefor; (c) the legality or illegality of the sale (or exchange) of any Property or the propriety or impropriety of the amount for which such Property is sold (or exchanged); or
(d) delays or errors or loss of data occurring by reason of circumstances beyond Provident's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply, nor shall Provident be under any duty or obligation to ascertain whether any Property at any time delivered to or held by Provident may properly be held by or for the Company.

                 24. Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by Provident) shall be at the sole risk of the Company. In any case in which Provident does not receive any payment due the Company within a reasonable time after Provident has made proper demands for the same, it shall so notify the Company in writing, including copies of all demand letters, any written responses thereto, and memoranda of all oral responses thereto and to telephonic demands, and await instructions from the Company. Provident shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. Provident shall also notify the Company as soon as reasonably practicable whenever income due on securities is not collected in due course.

                 25. Duration and Termination. This Agreement shall continue until termination by the Company or by Provident in either case on sixty (60) days written notice. Upon any termination of this Agreement, pending appointment of a successor to Provident or vote of the Shareholders of the Company to dissolve or to function without a custodian of its cash, securities or other property, Provident shall not deliver cash, securities or other property of the Company to the Company, but may deliver them to a bank or trust company of its own selection, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000) as a custodian for the Company to be held under terms similar to those of this Agreement.

                 26. Notices. All notices and other communications, including Written Instructions (collectively referred to as "Notice" or "Notices" in this paragraph), hereunder shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notices shall be addressed
(a) if to Provident at Provident's address, Airport Business Center, International Court 2, 200 Stevens Drive, Lester, Pennsylvania 19113, marked for the attention of the Custodian Services Department (or its successor); (b) if to the Company, at the address of the Company; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication. If the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been received five days after it is sent, or if sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been received immediately, and, if the location of the sender of a Notice and the address of the addressee thereof are, at the time of sending, not more than 100 miles apart, the Notice may be sent by first-class mail, in which case it shall be deemed to have been received three days after it is sent, or if sent by messenger, it shall be deemed to have been received on the day it is delivered. All postage, cable, telegram, telex and facsimile sending device charges arising from the sending of a Notice hereunder shall be paid by the sender.

                 27. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

                 28. Amendments. This Agreement or any part hereof may be changed only by an instrument in writing signed by the party against which enforcement of such change is sought.

                 29. Delegation. On thirty (30) days prior written notice to the Company, Provident may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of Provident National Bank or PNC Financial Corp, provided that (i) the delegate agrees with Provident to comply with all relevant provisions of the 1940 Act; and (ii) Provident and such delegate shall promptly provide such information as the Company may request, and respond to such questions as the Company may ask, relative to the delegation, including (without limitation) the capabilities of the delegate. Such delegate shall be bound by the terms of this Agreement as though an original party hereto. Provident shall unconditionally guarantee the performance of the delegate under the terms and conditions of this Agreement.

                 30. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 31.      Miscellaneous.

                          (a)     Provident hereby acknowledges that the
Company is a common law trust and that it must look solely to the Company's property for the enforcement of any claims against the Company, as neither the Trustees, officers, agents or Shareholders of the Company assume any personal liability in connection with its business or assume any personal liability for obligations entered into on its behalf.

                          (b)     This Agreement embodies the entire agreement
and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties hereto may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions and compensation. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in Pennsylvania and governed by Pennsylvania law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and shall inure to the benefit of the parties hereto and their respective successors.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.


[SEAL]                                        MUNICIPAL FUND FOR
                                                TEMPORARY INVESTMENT


Attest:                                       By
       -------------------------                 ---------------------------


[SEAL]                                        PROVIDENT NATIONAL BANK


Attest:                                       By
       -------------------------                 ---------------------------

                                     INDEX


                                  Paragraph                                               Page
                                  ---------                                               ----
1.       Appointment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
2.       Delivery of Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
3.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
4.       Delivery and Registration of the Property  . . . . . . . . . . . . . . . . . . .    6
5.       Receipt and Disbursement of Money  . . . . . . . . . . . . . . . . . . . . . . .    7
6.       Receipt of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
7.       Use of Book-Entry System . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
8.       Instructions Consistent with Declaration, etc. . . . . . . . . . . . . . . . . .   11
9.       Transactions Not Requiring Instructions  . . . . . . . . . . . . . . . . . . . .   12
10.      Transactions Requiring Instructions  . . . . . . . . . . . . . . . . . . . . . .   14
11.      Segregated Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
12.      Dividends and Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . .   17
13.      Purchases of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
14.      Sales of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
15.      Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
16.      Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
17.      Cooperation with Accountants . . . . . . . . . . . . . . . . . . . . . . . . . .   20
18.      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
19.      Right to Receive Advice  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
20.      Compliance with Governmental Rules and Regulations . . . . . . . . . . . . . . .   22
21.      Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
22.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
23.      Responsibility of Provident  . . . . . . . . . . . . . . . . . . . . . . . . . .   24
24.      Collections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
25.      Duration and Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
26.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
27.      Further Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
28.      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
29.      Delegation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
30.      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
31.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28